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                                                                    EXHIBIT 99.1

PAREXEL Reports First Quarter Results and Agrees to Acquire
        Kemper-Masterson, Inc

BOSTON, Oct. 23 /PRNewswire/ -- PAREXEL International Corporation (Nasdaq: PRXL) today reported the financial results of its first fiscal quarter ended September 30, 1997, and also announced the signing of a definitive agreement to acquire Kemper-Masterson, Inc. (KMI), a leading management consulting firm on FDA and other regulatory matters to the worldwide pharmaceutical, biotechnology and medical device industries.

PAREXEL's net revenue was $51.2 million for the three months ended September 30, 1997, representing a 55% increase over net revenue of $33.0 million for the same quarter of the prior year. Income from operations for the three months ended September 30, 1997 increased 71% to $4.6 million, or 9.0% of net revenue, compared to $2.7 million, or 8.2% of net revenue, in the prior year period. Net income for the quarter was $3.6 million, or $0.18 per share, versus $1.9 million, or $0.11 per share, last year. This represents an 87% increase in net income and a 57% increase in earnings per share between periods.

"PAREXEL has delivered another quarter of solid financial performance and continues to lead the industry in internal revenue growth," said Josef H. von Rickenbach, Chairman and Chief Executive Officer of PAREXEL. "These results reflect the strong demand for pharmaceutical outsourcing services around the world and PAREXEL's favorable competitive position for capturing market share."

The definitive agreement with KMI provides that PAREXEL will issue common stock valued at $23 million in exchange for all of the outstanding common stock of KMI. As one of the largest independent providers of FDA compliance and computer systems validation services to the pharmaceutical, biotechnology and medical device industries, KMI aids clients in formulating and executing regulatory strategies in conformance with good manufacturing practices (GMP), and to a lesser extent good clinical practices (GCP) and good laboratory practices (GLP), throughout their manufacturing, research and development, and clinical processes. Established in 1989 and based in the Boston area, KMI employs approximately 100 individuals and generated net revenue of approximately $11 million during the trailing twelve-month period, with over 25% derived outside of the United States.

Employing an impressive team of former FDA investigators and experienced engineers, KMI integrates its established methodologies and innovative information systems to assist clients in sustaining compliant and high-quality regulatory environments throughout their existing and future operations. Examples of services include: validation of computer systems and manufacturing processes, GMP/GCP/GLP audits and training, FDA pre-approval inspection assistance, compliance evaluations of new and existing manufacturing facilities, quality assurance services, documentation and review of engineering specifications and standard operating procedures, and new drug development plans.

Clarence A. Kemper, Ph.D., Chairman of KMI, offered, "We share PAREXEL's vision which incorporates a focus on outstanding client service and key ingredients for success in our business,


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including investments in information technology, planning, execution, and training." P. Michael Masterson, President of KMI, continued, "We look forward to joining forces with PAREXEL, helping them expand their regulatory expertise and value-added skill sets, and further leveraging our knowledge throughout the development and manufacturing processes of new and existing clients."

The KMI acquisition will be accounted for as a pooling of interests for financial reporting purposes. Completion of the transaction is subject to certain conditions and is expected to occur by early December 1997. Upon closing, the Company anticipates that it will record a one-time charge of approximately $4.1 million in the December quarter, primarily related to a non-cash accounting adjustment for stock options previously issued by KMI to certain of its key employees.

Josef von Rickenbach remarked, "KMI fits nicely with PAREXEL's strategy to offer a full spectrum of biopharmaceutical knowledge-based outsourcing services on a worldwide basis. The dynamics of both businesses are quite similar, yet KMI adds a new and important dimension to our portfolio of services taking us beyond the clinic into the laboratory and manufacturing environments in a high end, technical advisory capacity."

PAREXEL is a leading contract research and medical marketing organization providing a broad range of knowledge-based outsourcing services to the worldwide pharmaceutical, biotechnology and medical device industries. Over the past fifteen years, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing, and other drug development consulting services. The Company's integrated services, therapeutic area depth, and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL has 20 offices in 10 countries.

This release may contain statements which may be "forward-looking" statements under federal law. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: risks associated with the loss or delay of large contracts; the Company's dependence on certain industries and clients; management of growth and the ability to attract and retain employees; acquisitions; government regulation of certain industries and clients; and competition or consolidation within the industry. These factors and others are discussed more fully in the section entitled "Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.


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
PAREXEL International Corporation
Condensed Consolidated Statement of Operations
 (In thousands, except per share data)

                                        Three months ended
                                           September 30,
                                       --------------------

                                         1997         1996
                                       -------      -------
                                            (Unaudited)

  Net revenue                          $51,211      $33,030
  Costs and expenses:
    Direct costs                        34,723       22,821
    Selling, general
    and administrative                   9,884        6,617
    Depreciation and amortization        1,978          883
                                       -------      -------
  Income from operations                 4,626        2,709
  Other income, net                        956          364
                                       -------      -------
  Income before income taxes           $ 5,582      $ 3,073
                                       =======      =======
  Net income                           $ 3,628      $ 1,936
                                       =======      =======

Net income per share                   $  0.18      $  0.11

Weighted average common and
common equivalent shares
outstanding                             20,591       17,256


Consolidated Balance Sheet Information
(In thousands)
                                      Sept. 30,     June 30,
                                         1997         1997
                                       -------      -------
                                     (Unaudited)

Working capital                        $111,185     $110,461
Total assets                            199,607      201,001
Stockholders' equity                    142,971      137,825